Exhibit 99.1

Contact:	Tim Wesley at (412) 825-1543

Wabtec Increases 2005 EPS Guidance To About $1.10

WILMERDING, Pa., March 15, 2005 — Wabtec Corporation (NYSE: WAB) today increased its 2005 guidance for earnings per diluted share to about $1.10, based primarily on a higher forecast for industry deliveries of new freight cars, as well as continued strength in the freight rail aftermarket. The company’s previous guidance was for EPS of about $1.

Wabtec now expects industry deliveries of new freight cars to be about 55,000 in 2005, compared to its previous forecast of about 48,000.

“With the economy growing, North American railroads are still seeing meaningful volume gains for carloadings and intermodal shipments,” said William E. Kassling, Wabtec’s chairman, president and chief executive officer. “These factors are having a favorable impact on orders for new rolling stock and on aftermarket demand for our parts and services.”

Wabtec Corporation (www.wabtec.com) is one of North America’s largest providers of value-added, technology-based products and services for the rail industry.

This press release contains forward-looking statements regarding the company’s earnings expectations. Wabtec’s actual results could differ materially from the results suggested in these statements. Factors that could cause or contribute to these material differences include, but are not limited to, the strength of the U.S. economy and the U.S. dollar; changes in the assumptions for deliveries of new rolling stock in 2005; the timing and success of any actions the company decides to take to improve future profitability; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these forward-looking statements or advise of changes in the assumptions on which they were based.

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